Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-105450) of Asbury Automotive Group, Inc.,

(2)	Registration Statement (Form S-8 No. 333-84646) of Asbury Automotive Group, Inc.,

(3)	Registration Statement (Form S-8 No. 333-115402) of Asbury Automotive Group, Inc., and

(4)	Registration Statement (Form S-3 No. 333-123505) of Asbury Automotive Group, Inc.;

of our reports dated March 1, 2010, with respect to the consolidated financial statements of Asbury Automotive Group, Inc. as of and for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Asbury Automotive Group, Inc. as of December 31, 2009, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 1, 2010